EXHIBIT 15.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KWCO, PC hereby consent to the inclusion of our report dated May 15, 2012 on the financial statements of Australian-Canadian Oil Royalties Ltd. for the years ended December 31, 2012, 2011 and 2010, in its Annual Report on Form-20F for the years ended December 31, 2012, 2011 and 2010.

/s/KWCO,PC
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KWCO, PC

Odessa, Texas

May 16, 2012